EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
July 20, 2016, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Second Quarter 2016 Earnings Call
July 20, 2016 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning, and welcome to the LegacyTexas Second Quarter 2016 Earnings Conference Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then one, on your telephone keypad. To withdraw your question, please press star, then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Scott Almy, EVP and COO of LegacyTexas. Please go ahead.

Scott Almy
Thanks, and good morning, everyone. Welcome to the Legacy Texas Financial Group Second Quarter 2016 Earnings Call. Before getting started I’d like to remind you that this presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ.

The company undertakes no obligation to publicly revise any forward-looking statement. At this time, if you’re logged into our webcast, please refer to the slide presentation available on-line including our safe harbor statement on Slide 2. For those of you joining by phone, please note that the safe harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that safe harbor statement.

I’m joined this morning by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions that you may have as time permits.

With that, I’ll turn it over to Kevin.

Kevin Hanigan
Thank you, Scott, and thank you all for joining us on the call this morning. Mays and I will work us all through the slide deck and then, time permitting, we’ll open up the call for questions. In short, we had a very, very good quarter. We made $0.50 a share, an all-time record for the company. This was a high-quality $0.50 a share. We reported record earnings while continuing to build our energy loan loss reserves.

Looking at Page 4 of the slide deck, we highlight our $23.2 million of earnings, or $0.50 a share, an ROA of 1.2%, really impressive loan growth of $424 million, or 8%, on a linked-quarter basis, and our all-time best efficiency ratio of 48.2%. Our continued growth has been balanced with disciplined underwriting, as evidenced by our NPAs to total loans and OREO of 99 basis points and net charge-offs to loans of a scant 1 basis point.

Our TCE now stands at 8.4% and tier 1 common risk-based capital is at 9.28%. I won’t spend much time on Page 5, where we highlight our impressive market share statistics, particularly in the highly affluent Collin County. DFW is a fantastic market and is headquarters to 21 Fortune 500 companies and is also very diverse in terms of its employment base.

On Page 6, I will point out our 29.5% year-over-year loan growth, our year-over-year deposit growth of 24.2%, and our core EPS is up 16.3% over last quarter and 13.6% over last year.

Let’s skip forward and focus on Pages 8 to 11. On Slide 8, we highlight our energy portfolio, which consists of 49% crude oil reserves and 51% natural gas reserves. Importantly, 59% of our energy loans are backed by private equity firms with significant capital invested and additional capital commitments available to our customers. We also break out the concentration of reserves by basin or region. About 57% of the reserves are in the Permian, Ark-La-Tex, and Mid-Con Basins.

On Page 9, we remind you that we are almost exclusively a first lien lender in our reserve-based portfolio. We have no public company or unsecured exposures, and by design, we only have $3.3 million of loans to front-end oilfield service companies. You can also see that a significant level of the reserves we financed are hedged, and importantly, hedging volumes have increased from where they were at March 31.

At June 30th, we had 60% of our oil reserves hedged for the rest of this year at weighted average prices of $63.33. For 2017, we have 48% of our oil reserves hedged at weighted average prices of $56.19. On the gas side, we have 78% of the reserves hedged for the remainder of 2016 at $3.31 and fully 86% of our gas reserves hedged for 2017 at weighted average prices of $3.09.

Slide 10 concludes our energy slides and shows some continued energy loan migration into the substandard category as we continue to use a $40 price deck and a $28 minimum price deck during the full spring borrowing base season. Our loan loss reserve related to energy loans totaled $21.9 million at June 30th, up $4.5 million from March 31st, and these reserves now represent 4% of our energy loans.

Turning to Slide 11, we take a look at our Houston real estate exposure, which totals $466 million, $75 million of which is in the energy corridor. As a reminder, we finance stabilized B and C properties at low 60% LTVs and high yields on debt. We have no construction exposure in Houston. The Houston CRE portfolio has a very strong weighted average debt service coverage ratio of 1.79% and a yield on debt of 11.91%.

Looking at just the energy corridor, the debt service coverages average 1.71 times, which is actually up from 1.58 times last quarter. Yield on debt remains strong at 11.16, and we can report that our customers are having surprisingly good success in renewing maturing leases.

Let me now turn the call over to Mays who will pick up on Slide 12.

Mays Davenport
Thanks, Kevin. Turning to Page 12, you will see we grew our deposits $319.8 million in the second quarter and $1.09 billion, or 24.2%, year-over-year. Non-interest-bearing deposits ended the quarter at 22% of total deposits, down from the 22.2% of total deposits at March 2016. Our cost of deposits, including non-interest-bearing demand deposits, increased slightly to 33 basis points in 2016, up from the 29 basis points in 2015.

Slide 13 shows the significant growth in net interest income as a result of the strong organic loan growth. Net interest income for the second quarter was $69.4 million. This was $4 million higher than linked quarter and $9.5 million higher than second quarter 2015. That’s a 15.9% year-over-year growth rate in net interest income.

Net interest margin ended at 379 compared to 388 linked quarter and 406 for the same quarter last year. $1.1 million in accretion of interest related to the LegacyTexas/ Highlands acquisitions contributed 7 basis points to the net interest margin. Net interest margin, excluding accretion of purchase accounting fair value adjustments on acquired loans, was 3.72% for the quarter ended June 30, 2016, down 9 basis points from the 3.81% for the linked quarter and down 14 basis points from the 3.86% for the quarter ended June 30, 2015.

Slide 14 shows the components of our efficiency ratio. Net interest income was $69.4 million. Core non-interest income, which excludes one-time gains and losses on securities and other assets, was $12.7 million for the quarter. Non-interest expense was $39.6 million for the quarter. These amounts resulted in an efficiency ratio for Q2 ‘16 of 48.2%, down from 49% linked quarter and 51.6% for Q2 ‘15.

Salary expense was impacted by an increase in performance-based incentive accruals and commissions related to higher loan production, as well as an increase in share-based compensation expense due to an increase in our average stock price during the second quarter.

Turning to Slide 15, you will see that credit quality remains strong with non-performing assets down $647,000 from last quarter to $56.2 million. We had net charge-offs of only $90,000 and booked a $6.8 million loan loss provision for Q2 ‘16. Our allowance for loan loss grew to $62.2 million at June 30, 2016, compared to $47.1 million at December 31, 2015. We ended the quarter with the allowance for loan loss equal to 1.26% of total loans held for investment, excluding acquired and Warehouse Purchase Program loans. $4.5 million of the provision and $21.9 million of the allowance are specifically related to energy loans.

Slide 16 shows our strong capital position at June 30, 2016. I will highlight here that our Basel III tier 1 common ratio is estimated at 9.3%. We ended the quarter with 8.4% TCE to total assets and an 8.9% tier 1 leverage ratio. All of our regulatory capital levels remain in excess of well-capitalized levels.

Before I turn it back over to Kevin, I want to give some explanation to the much higher effective tax rate, as this will not be a trend going forward. The increase in the effective tax rate to 36.7% in the second quarter, as compared to 34.4% for the three months ended March 31, 2016, was due to the sale of the insurance company. The assets of our insurance company that were sold during the quarter were subject to purchase accounting rules upon the merger with LegacyTexas Group, Inc. on January 1, 2015. Approximately $2.2 million were allocated to goodwill, most of which were nondeductible for tax. Upon the sale, the tax gain was higher than the book gain by that amount of nondeductible goodwill and resulted in approximately $1.1 million of tax expense on the $1.2 million book gain. I expect the effective tax rate for Q3 and Q4 to be in line with the first quarter.

With that, I’ll turn it back over to Kevin.

Kevin Hanigan
Thanks, Mays. Let me wrap up with this. For about the last two and a half years, we have been talking about our medium-term goals of growing our franchise to $8 billion, focused in the highly attractive DFW marketplace, of achieving a 1.25% ROA, an efficiency ratio of under 50%, while getting to a $2 run rate for EPS. We continue to execute on this plan.

We passed the $8 billion asset mark in the second quarter. We reported our second consecutive quarter of sub-50% efficiency ratios, and made $0.50 a share. While our ROA this quarter of 1.2% falls a bit shy of our target of 1.25%, it was clearly impacted by the continued add to our reserves for the energy loans. In short, this team of some 800 plus people continues to execute on our plans.

With that, let’s open up the call for questions.

QUESTIONS AND ANSWERS

Operator
Thank you. We will now begin the question and answer session. To ask a question, you may press star, then one, on your telephone keypad. If you are using a speaker phone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. At this time, we will pause momentarily to assemble our roster.

Our first question comes from Michael Young of SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hi, good morning.

Kevin Hanigan
Good morning, Michael.

Michael Young
Congrats on the good quarter, first of all.

Kevin Hanigan
Thank you.

Michael Young
Wanted to ask just a little more on sort of your credit outlook from here, maybe specifically as it relates to provisioning. Shall we expect additional sort of qualitative reserve build from here within the energy group or have we kind of peaked and maybe if you could sort of characterize the increase in the substandards within the energy book this quarter?

Kevin Hanigan
Yes, we certainly can. Who knows where energy prices go from there. Our gut sense and our gut feel is they’re more likely to stabilize and/or go up, given what’s happening to US production, but in the event it does stabilize or go up from here, I don’t think you’ll see growth in Q factors and things of that nature.

As we just look at the credit quality of the portfolio, obviously there was a little bleed into the substandard category in the quarter and a little bleed into the OAEM category in the quarter. Again, we used the lower-priced deck, the lowest-priced deck we’ve been using throughout this cycle, $40 for 2016 on a base case and $28 on a stress case across the entire portfolio. You could expect I think that most of us have increased our price deck so when we go into the fall redetermination, unless prices drop from where we are now, price decks will be higher and that will obviously help across the board.

One of the things that, it’s kind of an inside baseball, at really low price decks, once a well becomes economic, let’s say at our $40 price deck, even if in future years it becomes economic again because where you are out relative to the strip, it doesn’t get to come back into the borrowing base. So once it’s out, it’s always out.

So, one of the things that will happen off a higher price deck is some wells that were uneconomic at $40 are going enter back into the equation and stay in the equation for the full run of the cash flows that we do. So we’re probably at the peak. As I just look at the portfolio in general, I think our criticized and classifieds were $188 million at the end of Q1 which was 36% of the portfolio.

And if we roll back to what we were talking about last quarter, we said we had $55 million of SNC deals that were rated pass that we had rated worse than pass. We didn’t upgrade any of those this quarter. As we went through the spring borrowing base determination season, our litmus test was not what the regulators had it rated at, it’s how we feel about the credit.

And our standard was it had to be materially better than it was the last time we looked at it or we weren’t going to upgrade it. And some of them were a little better but not materially enough for us to upgrade it. I’d prefer not to have a lot of volatility on these upgrades and downgrades. We’ll keep an eye on those, and if they’re suitable for an upgrade off a higher price deck in Q3, we’ll do it then and obviously that’ll be a good guy.

As we roll forward to Q2, that criticized and classified grew from $188 million to $214 million, so a couple of credits bled a little harder, okay, a little harsher. And that now represented not 36% of our portfolio but 39%.

Now I’m going to link two other concepts together here, Michael. Our loan growth of $424 million was staggeringly good, way better than any anticipation we had and way better than any other quarter we had. But what happened is we had about $70 million worth of payoffs that were slated to occur at June 30th that did not occur. June 30th is, especially when it comes late in the week, I think it was a Thursday, you lose a lot of people heading out for Fourth of July weekends, and some deals slipped in terms of closing into the next quarter. And that’s what happened here.

So we had about $70 million worth of payoffs occur early in the quarter, which will be a headwind for growth this year, this quarter. So, last quarter was probably more realistically like a $355 million growth quarter without these deals. Importantly, out of that $70 million, there was a $36 million pay down to zero of a criticized energy credit. Alright?

So, it didn’t make it into the quarter, but had it made it into the quarter, our OAEM and substandards would have bled down to 33% from 36%. So rather than going up 3% it would’ve come down 3%. The bank just doesn’t run on the time clock of the public markets and some things slipped, so I’d say the portfolio feels to us better across the board.

Balance sheets are getting restored either through better cash flows and them not putting it into drilling yet and/or private equity coming in. On the pay down I’m talking about, of $36 million that occurred right after quarter end, that was $147 million outstanding syndicated credit and they raised well over that in new equity, so the bank group got paid to zero. And they’re still a client. They still have a big borrowing base capacity, and they will use that money to drill and/or for M&A going forward. So the $36 million payoff is now a very high pass credit because of the new equity injection. It just happens to be funded at zero for the time being, but we do anticipate them funding up over the course of the rest of the year and into next year.

Michael Young
Okay, great. That was a lot of good color and just wanted to ask on the margin side, obviously some compression there. That’s some makeshift with the mortgage business, but we also saw the warehouse yields come in a little bit as well as C&I, just any color you can provide there and what drove some of those declines.

Kevin Hanigan
Yes, let me talk about warehouse first. We’ve kind of held our own where most of the market has gone to lower pricing. We are holding our own at mid-330s, kind of weighted average coupons in that portfolio, where I think the markets drifted probably, and I don’t have all the stats that you guys have, but probably close to less than three. So, we have done that by letting go of some clients that really put pressure on pricing and replacing them with clients that were willing to pay for our service and our money. We got hit by the competitive pressures on some big deals in the quarter and that dragged down the weighted average coupons in that portfolio and also hurt our NIM.

We’re constantly looking at that line of business, and it’s a really great line of business for us in terms of the risk return, relative to all the other opportunities in the bank. And obviously as we manage our growth rates, which are strong, we have really good growth opportunities in C&I, commercial real estate and some of our other lines of business. So, we keep an eye on that margin. It was clearly impacted by, I think, we gave up 9 basis points across the board on weighted average coupon on warehouse. That was a big factor in the overall decline in margin.

Michael Young
Okay and any color on the C&I yields?

Kevin Hanigan
C&I’s gotten and have always been competitive. It gets continuing competitive. There’s been much written about regulatory pressure on some banks who are over the 100 and 300 in commercial real estate. To the extent that’s true, you can expect that there’ll be some non-C&I lenders becoming C&I lenders, and bidding up the cost of C&I lenders, and being aggressive to chase C&I deals, and we’ve seen some of that.

I can tell you we lost a deal - we don’t lose many deals, and I think it’s probably the first deal we have lost in a couple of years, to very competitive pricing pressure across, and structure pressure across the board. I can tell you we had a deal with prime plus a half, I think, with owner guarantees and a very tight borrowing base. As we looked at what they were offered by another institution, the pricing was sub 3%. They gave up on the guarantees and had more aggressive advance rates against the collateral.

My guys came to me and said you know this guy. Do you want to try to save this relationship? I said not at that structure. So the competitive pressures, every now and then you get something really wacky like that and congrats to the company for getting a really great deal. That’s just way too cheap for the risk of that deal.

Michael Young
Okay, great, and one last one if I can sneak it in, just on the mortgage warehouse volumes. The period-end balances were down, actually quarter-over-quarter. Just curious, was that more of a proactive capital management action?

Kevin Hanigan
It was. And as we just look at all the other opportunities we had and, obviously we were looking at staggeringly high loan growth, and it could have been even higher than that. We did have a few things that slipped in terms of fundings as well. We were looking at just the active, proactive, management of our growth and we worked with some of our clients for more muted volumes at quarter-end and that worked out very well for us.

Michael, at the end of May, the month-end balances were close to $1.3 billion, I think. So it was just management of a line of business where spreads were compressing and we have to think about risk return and that was just part of our process during the month of June with a couple of clients.

Michael Young
Okay, great, thanks.

Operator
Our next question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hi, good morning, guys, how are you?

Kevin Hanigan
Good, Michael, how about yourself?

Michael Rose
Good, just wanted to touch on the two markets, Dallas and Houston. First, on Houston, Kevin, any kind of commentary you can provide just updates on what’s going on there in the portfolio? It looks like balances were up a little bit. And then on Dallas, just want to see how much of the growth is maybe coming from some of the newer lenders you may have hired and maybe how many have you hired this year and what’s the pipeline like for lending hires at this point given some dislocation in the Dallas market? Thanks.

Kevin Hanigan
Yes, in the quarter, we hired three. We hired a new energy guy, believe it or not, but we had lost one. We hired somebody in our new insurance lending division, and that’s been a very active group as they migrate clients from another bank over to us. So that’s been part of our growth. And then we added somebody in mortgage warehouse business, kind of focused maybe on the smaller end mortgage warehouse clients that are a little more or a little less price sensitive.

So there were three hires. They’ll add to our volume going forward. They fit in all of the boxes that we look for as we bring somebody on. Do they do our kind of deals? Do they fit in our culture? Do we really believe they can migrate significant amounts of credit of their existing portfolio over to us? In all three cases, that was true. So they added to the volume a bit in Q2. My expectation is they’ll add more in Q3.

Michael Rose
Okay, and then any commentary on Houston, just generally?

Kevin Hanigan
Houston, if there was a surprising stat to me on Houston, is our debt service coverage ratios in the energy corridor actually went up, and while there’s a lot going on down there, on balance, it’s extremely positive. The biggest lease we have in the portfolio was up for renewal. And it was a pretty significant lease in a, call it, a 200,000 square foot building, 13,000, 15,000 square foot lease. I talked about that lease before, and I worried about that one.

They actually renewed at $3 a foot higher than their prior lease. That was in a wild moment and as we sat around and talked about that, I think what really happened in Houston is these leases that are coming up now were put on five years ago. So they were put on in ‘11 or ‘12 kind of time frame. And the market back then was lower and raised up through ’13, ’14, ‘15 to higher levels but has migrated back down from the highs of 2015, if you will, to where we are today, but still above where we were in ‘11 when we were signing these leases.

So, that’s what’s driving, believe it or not, an increase in the debt service coverage ratios there. So that’s probably the best news story. The biggest lease is renewed for another five years on really favorable terms, and that was a worry point.

I think the worst news there is we had one not nearly as big of a lease, I think it was 6,000 square feet, they renewed but with lesser space. They were downsizing a bit, so but still at a very attractive rate. So I think that was the worst of the news out of there. But on balance what we’re seeing is slightly higher renewal rates on leases than the existing rates. Hence, the debt service coverage ratio going up there.

Michael Rose
Okay, that’s helpful. Just one more for me, Kevin. You got it to kind of a mid-teens loan growth rate, ex the warehouse, last quarter; you’re tracking about ten percentage points above that through the first half. Obviously understand the commentary on the payoffs, but should we expect higher levels of growth than what you’d guided to last quarter? Thanks.

Kevin Hanigan
Yes, I wouldn’t get too jiggy about the 32% growth rate of this quarter again because we had some payoffs and now we’ve got the headwinds of dealing with payoffs. So, but we do recognize we’re well above our mid-teens guidance so we’re probably more likely to be on the higher end of that guidance or maybe into the higher teens, Michael, for the year.

The third quarter could be muted just a bit as we work through the payoffs that occurred early in the quarter. And by the way, those payoffs don’t bother me one bit. If somebody says you’re going to grow slower and you can get out of the $37 million OAEM energy credit, I’ll take that trade all day long and explain to you guys why we grew a little slower in the third quarter. That’s a good guy, on balance, for the company.

Michael Rose
Okay, thanks for taking my questions.

Operator
Our next question comes from Frank Barlow of KBW. Please go ahead.

Frank Barlow
Good morning, and congrats on a record quarter.

Kevin Hanigan
Thank you.

Frank Barlow
My first question is on the energy portfolio. How committed are you all to potentially growing that portfolio and do you have any appetite for purchasing loans from any of your competitors?

Kevin Hanigan
No, we don’t. That’s not really our way we go about the business. We are committed to the business. I don’t anticipate it growing to 15% of our overall portfolio. It’ll be in the 10% or 11% range of our overall portfolio. We did some new deals in the quarter. I think we did four new deals in the quarter, and I can tell you the characteristics of the new deals is really good, probably some of the best structures I’ve seen in a really long time in the oil and gas business.

Really big levels of private equity backing management teams to buy assets or to expand assets, pricing that is 75 to 125 basis points higher across the grid, the standard has become four or five years’ worth of hedging of very significant volumes, call it 75% to 90% of volumes being hedged out for four or five years, and relatively low advance rates against PW&I values. I’d say on average it was probably 50% or just slightly below 50% initial advance rates versus everybody’s policy is more like 65%. So and tons of liquidity, so they’re really much better deals. And again all of these were underwritten at a $40 price deck in a $28 minimum price deck, either late in the first quarter and funded in the second quarter, or we did do a couple of deals we approved in the second quarter that actually funded in the second quarter. We’ll take that improvement across the board and stay committed to the business.

Frank Barlow
Okay, that’s great color. Then, another question, just given the pace that you’re growing, I mean you could cross the $10 billion mark in one to two years, it seems. What’s your desire to cross that mark? How have you all prepared to do that? And can you give us an update on your thoughts on potentially partnering with another institution to do that?

Kevin Hanigan
So, I concluded our remarks with we’ve been talking for years about what we intended to do here. We intended to turn this into an $8 billion single market franchise with size, scale, and density, which we think creates value and drives down costs. We intended to do that very profitably, be good allocators of capital, and drive a 1.25% ROA. And I believe with we had one quarter that was 1.28%, if the provisioning for energy abates, there’s little doubt we’ll be back above 1.25% again, and at a sub-50% efficiency ratio and we’re there.

And, I said last quarter let’s not get too excited about us being here. We could drift between 49% and 51%. I think we’re likely now forever below 50%. So, we’ve hit all of those goals, but we’ve also said when we did that we were going to hit a crossroad of what do we do next.

And we sit down with our board once a year in August and talk about all those kind of things. So we have a date planned in the not too distant future, and the paths are twofold. Okay, either the franchise is very valuable to somebody, right? And we can go down that path, or it seems we could do a merger of equals, or do something, to leapfrog to $10 billion and get into the $12 billion to $15 billion range.

I don’t think that should be a surprise to anybody because I’ve been talking about that for about two years as well, that we operated M&A out of three buckets, the smaller end market guys we would buy to get to $8 billion. That’s not part of our strategy anymore. It makes no sense for us to go out and buy a $0.5 billion bank when we’re growing almost $0.5 billion in a quarter and as we get closer to $10 billion.

The middle bucket was the MOE bucket, and then the far bucket was who wants to come to Texas. So we’re really focused on the buckets two and buckets three at this stage of the game. And it’s my job to create opportunities in both of those buckets to maximize the value for our shareholders, and that’s exactly what we intend to do.

Frank Barlow
That’s great color. Thank you.

Operator
Our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, Kevin, good morning.

Kevin Hanigan
Hi, good morning, Brett.

Brett Rabatin
Congrats on the loan growth. You didn’t talk too much about the deposit generation, which was really strong as well. Can you maybe just talk some about that and your goals for the efficiency, or for the loan to deposit ratio kind of going forward and any thoughts on growing deposits in the various lines of business?

Kevin Hanigan
Yes, one of the new lines of business we started was this insurance lending group, and it’s a very deposit-rich business which is one of the big reasons why we’re getting into it. I will tell you, obviously, we started off in the hole with payoffs and our deposit generating capacity has continued very strong into the month of July.

So I think some of the strategies that we are employing to manage the loan to deposit ratio more efficiently are working for us. I’m not quite ready to say we’re going to outgrow our loans with deposits this quarter, but I think this is a really good chance that we might. The strategies are working. I think it will be evident as we go forward.

I think our loan to deposit ratio’s been hovering right around 100%. There’s a board policy at 110%. We have more than adequate sources of availability through the FHLB . I think we have over $1 billion of availability, Mays? So it’s not like we can’t fund loans at relatively cheap prices. Obviously we prefer to drive the deposit franchise because that’s more valuable in terms of building franchise value.

Brett Rabatin
Okay, and then I guess the other thing I was curious about was kind of thinking about the expense run rate with the incentive comp in this quarter. Is Q2 levels kind of a good run rate going forward? Any thoughts on anything that might impact that in the near term?

Mays Davenport
Hi, Brett, this is Mays. I think we should be able to bring that down a little bit. We had a couple things that came into the quarter. One was, as you mentioned, the compensation with high loan production during the quarter, we had to catch up a little bit on bonus accruals, as well as we had some extraordinary kind of consulting fees, I think you probably saw from the release.

We actually spent some money on DFAST, just a little bit of getting ready. I think we signaled that we’re going to be doing that. We spent a little bit of money on that, some IT consulting. So one thing I’ve been working real hard on is keeping expenses below $39 million for the quarter. So I’m continuing to work on that.

One thing I do want to kind of throw out there as you guys start updating your model is with the sale of the insurance agency, that non-interest income and non-interest expense will go away, so there was quarter-to-date non-interest income of about $642,000 for the insurance agency of income and about $604,000 of expenses. So I mean just pulling those expenses out, we would’ve been below the $39 million, but I think on just if you’re looking at that quarter and what we’d be run rate, I think it would be pretty similar. I think we could probably come down, besides the insurance agency, come down maybe close to $600,000 from there.

Kevin Hanigan
I kind of think of it as headwinds and tailwinds. Headwinds are, as the stock price goes up and we continue to produce loans, we might have either share-based compensation move up because of stock price or bonus pool accretion as we build into the bonus pool. Those are good news events, right? I don’t take those as bad news events.

And then in terms of tailwinds, we still have a couple of branches to close that we’ve been talking about. We said we were going to close four this year. We’ve got a couple left to close. And I think beginning in August, our cost of the ESOP goes down after August. It goes down a couple hundred grand a year.

And then the final tailwind would be, and we talked about this a couple of times, these debit card fraud losses. We were hit by the Wendy’s situation. And one of the things we found out in the Wendy’s situation is 35% of our consumer clients eat at Wendy’s. So we probably took an outsized hit in terms of debit card fraud losses, which are running about $350,000 a month.

I think we’ve got all of those 12,000 cards replaced and almost done with the chip embedded card reissuance that’s been going on for a couple of months. Both of those things are going to help on the fraud loss side. How much, I don’t know, but I think we can cut what we had close to in half. So, we do have some tailwinds on the expense side.

Brett Rabatin
Okay, that’s great color, thanks.

Operator
Our next question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, Kevin, Mays.

Kevin Hanigan
Hi, Brad.

Brad Milsaps
Hi, Kevin, just curious if you can kind of give some color on kind of new and renewed loan yields that you saw during the quarter. Just trying to get a sense of, yes, I know the warehouse had a bit of impact on the margin this quarter but just trying to get a sense for maybe the potential how you’re going to think about maybe further compression in the back half of the year.

Kevin Hanigan
Yes, competitive in C&I, well, competitive in oil and gas is at higher rates so that portfolio is going through a repricing at somewhere higher than where it was, which will be helpful. We did a couple of bigger deals in CRE that we’re normally a 5% lender in the CRE bucket, we did some 450s and a 475, so this quarter was probably one of the rare quarters where we were below 5%.

As I look at the pipeline, surprisingly we’ve got some deals in there are well above 5%. We got some 575s and a 6 in the pipeline. Whether that means we’re able to hold 5% for Q3 or not, it’s too early for me to say. But I was more worried about it when we had the 10-year dancing around at 138 than where it’s dancing around today. I haven’t seen where we are this morning, but 150, 160 allows us a little more leeway but if the 10-year does drop down into much lower levels, that will hurt that product line, and that commercial real estate product line’s a big category for us. So that’s what we’re watching probably more closely than anything. Tell me where the 10-year’s going to go and I can probably tell you where that line of business is going to go.

That’s where we’re getting our really good yields, and you all know because you’ve followed the company, or most of you know because you followed the company a really long time, we’re not an asset sensitive play. We’re actually in a static basis, we’re slightly liability sensitive, and on a more dynamic basis, we’re probably neutral. We were never a big play for rate rises. That said, the flattening of the curve is not good for our business.

Brad Milsaps
So, would it be safe to say, sort of absent what’s gone on in the warehouse, that sort of the magnitude of pressure you saw this quarter would be less over the back half of the year, assuming the 10-year can kind of stay where it is?

Kevin Hanigan
Yes, similar to less, Brad, does that mean we’re at 375 to 380 NIMs? I think that’s probably, what do you think, Mays, probably pretty close to what we’re thinking. New information comes in to us every day as we look at the pipelines, and we’re managing for yield. If clients aren’t willing to pay us enough, and we have to grow it at mid-teens rather than high teens, we’ll grow at mid-teens. We’re not afraid to walk away. We’ve shown that in the past in businesses that have gotten way too cheap.

Brad Milsaps
Sure, that’s great color. Then just to follow up on the energy loan that you resolved in July through the bankruptcy proceedings, do you anticipate using the entire specific reserve to clean that up? Just kind of curious and any additional color there on how that one’s different than others that would be great.

Kevin Hanigan
Yes, that was another one that slipped. We used the entire reserve, and if we had some legal fees for the last-minute wrangling that went on in that thing, it’s going to be slightly, very slightly higher than what we had in terms of the impairment charge, but it has been resolved. The deal is done. We financed the new buyer coming out of it. That was one of those deals that slipped from a June 28th closing to whatever the first business day in July was, it closed. So that NPA is off. I think our NPAs were $26 million in oil and gas, Mays, and they’re down by $12 million.

Brian Milsaps
Okay, great, and that was roughly maybe 25%, 30% of your energy reserve, right?

Kevin Hanigan
It was 6.5 out of what is now 21.

Brian Milsaps
Okay, great, thank you.

Operator
Our next question comes from Matt Olney of Stephens. Please go ahead.

Matt Olney
Hi, thanks, good morning, guys.

Kevin Hanigan
Good morning, Matt.

Matt Olney
Just going back to the mortgage warehouse, obviously some nice strength in 2Q. As you’re looking at 3Q so far, can you maintain these volumes on average or can you grow this and would you expect the seasonal pressures in the fourth quarter and first quarter still?

Kevin Hanigan
Now, I think the clients we worked with to moderate the month-end balances were quickly sending us files the very next business day. So I think the third quarter does look pretty strong. It may not be as strong as the second quarter for the industry, but it may be stronger in our case because, if we have more muted loan growth in the rest of the business, there’ll be more room for us to do some things with our warehouse clients. It’s just a balancing act. I think, on balance for us, it’s probably going to be as good or better quarter in Q3.

Matt Olney
And any kind of break out you can give us as far as refi versus new purchase volumes, Kevin?

Kevin Hanigan
Yes, it was exactly 70/30 purchase versus refi, and if I think about last quarter and I don’t have the stat in front of me, but I’m pretty sure it was 62/38 last quarter. So, it was skewed toward purchase, but we’re in the purchase season. The volumes we’re seeing so far this quarter are matching that 70/30 kind of mix.

Interestingly now that everybody’s getting more used to TRID, the gestation period in that portfolio went from 17 days to 16 days this quarter. What else could I tell you about it? Pretty high average FICO scores, LTVs are right at 80%. FICO scores run 720. The average size deal in the portfolio is about $276,000 so it’s a lot of small loans. I’m sorry, the average deal-average 286, my glasses are bad, $286,000 is the average size deal.

Matt Olney
Did you add any customers during the quarter?

Kevin Hanigan
We did. We had at the end of Q1, we had 41 clients. The new person we brought on has migrated a couple of clients over. We ended the quarter at 44, but one of those clients was officially on our books but hadn’t been funding yet.

Matt Olney
Okay, that’s great, and then just one more housekeeping question. Looked like service charges were pretty strong on the fee income line. Any color behind service charge strength?

Kevin Hanigan
I wouldn’t say so. Some of that’s-it can be lumpy but there’s usually a lag as we continue our success in middle-market and corporate banking. You fund their loans a lot quicker than you move over their deposits. Treasury management business takes a while to move over and for our customers to retrain their clients as to how they pay things or how they’re to pay our client. Switching over lockboxes and switching over a whole bunch of wire transfer information, it takes a while to wire that up correctly and believe me that’s one thing you don’t want to mess up. It’s the lifeblood of our client’s business there, the cash flows they’re getting off their receivables. So it tends to lag, but we’re having some really good success at treasury management kind of fees across the board with some very nice clients. That was an area, man, a couple years ago I think we were probably collecting $15,000 a month in treasury management fees, and it’s possibly close start to $350,000 a month today and growing every month.

Matt Olney
Okay, that’s great. Congrats on the quarter.

Kevin Hanigan
Thanks.

Operator
Our next question comes from Christopher Nolan of FBR and Company. Please go ahead.

Christopher Nolan
Hi, guys, good quarter. Quick question, given the capital ratios and your expectations for a margin of roughly 3.8%, it sounds like you might be slowing down overall balance sheet growth in the second half of the year. Is that a fair way to look at it?

Kevin Hanigan
Well, yes, it is because as Michael Rose said, we’re 25% so far for the first half of the year and I’m guiding towards higher teens, then it would have to be slower in the second half than the first half. So that’s not an unfair characterization.

Christopher Nolan
Okay, and then I guess how low are you targeting the TCE ratio to go ?

Kevin Hanigan
We’ve got room to leverage it. I’d say that our constraining factor, if there’s a constraint, and we ended the quarter a bit higher than we thought, but because of some proactive management on the warehouse side, I think we ended the risk-based capital right at 11%, Mays? So, if we’re a spread bank, and we’re a high-risk-based capital kind of user, that’s the one we really get constrained by over time.

I’d remind everybody I’ve been clear about this, about how we manage that. We manage virtually everything that’s important in this bank at some kind of board level trigger. They’re all set in our policies. The board level trigger around risk-based capital is 11%. When we’re at 11%, we have a conversation with the board about where we stand and how quickly we’re consuming capital, how quickly we’re regenerating capital, so our earnings less the dividends, what the risk is on the balance sheet, and how we feel about the economy. And we make decisions about whether we should be thinking about raising higher levels of risk-based capital at that point or not. We generally have not.

Then the next trigger for us is at 10.5% where we have a much more serious conversation about where is this going because we don’t ever want to test the 10% threshold. At some point, we may test that threshold. It wasn’t this quarter. And if we test it, we know, we’re pretty aware of where the sub-debt market is in terms of pricing. We’re pretty aware where the sub-debt market is in terms of our capacity to issue more, predicated on the concept of double leverage, which is what the insurance buyers are usually looking at in terms of your maximum capacity.

To the extent that our growth and our opportunities are good, and we constrain risk-based capital, we’ve got room, probably $60 million, or $70 million in the sub-debt pocket to support our capital needs. It’s not now, and we’ll see how the growth rates go for the rest of the year.

Christopher Nolan
Got it. And then, growing core deposits, it looked like this quarter your incremental loan growth is funded mostly by time deposits. Should we expect any sort of change in how you’re funding incremental loan growth going forward?

Kevin Hanigan
No, I think probably the most success we’re having is in the money market account and we’ve got an upper tier to that money market account where we raised the pricing a bit, and it’s been successfully executed, if you will, and we’re getting a lot of action in that account. We’re not a market leader by any means in terms of what we’re paying at that upper tier, but I think given our credit quality and our name around town, and our 60-year history of being in the town, as we go out and talk to people, that’s where the money flows seems to be coming into.

Christopher Nolan
All right, thanks for taking my questions, Kevin.

Kevin Hanigan
You bet.

Operator
Our next question comes from Scott Valentin of Compass Point Research and Trading. Please go ahead.

Scott Valentin
Good morning, guys, thanks for taking my question.

Kevin Hanigan
You bet, good morning.

Scott Valentin
Just quickly on the loan growth, commercial real estate has been kind of in the regulatory cross hairs lately. You guys grew, I think, it was $200 million this quarter in commercial real estate. It’s up, I think, 30% year-over-year. I’m just wondering, one, what types of collateral are you guys focused on. Two, and then geographies that you’re focused on, be it Dallas, or Houston, or other areas in the market. And third would be any changes you’ve made to underwriting as a result of increased regulatory scrutiny, not of you guys, but of the asset class.

Kevin Hanigan
Yes, a really good question because there’s been much written and rumored about the subject. And we’re close to the 300% range on the total, and we will never come anywhere near the 100% range on land and construction. We’re probably at 35%, and the vast majority of that is in residential home building.

I think we have a whopping total of $93 million of commercial construction going on, and if anything, I would expect that number to drift lower between now and the next time we talk. We have a board policy at 350%, 350% of capital on the total, and that’s the one we keep an eye on since we know we’re not construction junkies. So we have room.

We’ve always had the policies and procedures in place to be a little more concentrated than your average bear. We don’t feel as though there’s anything that would cause us to change that 350%, nothing at all.

We have long been good at this product. It’s about a third in terms of what we’ve got in the portfolio, call it a third multi-tenant occupied office buildings, a third multi-family, and a third retail. So it’s a pretty well balanced portfolio.

It’s primarily in Dallas and maybe some surrounding cities. By that I mean we might have some stuff in Arlington, and Irving, and places like that, Denton. And then, we’ve got the $466 million down in Houston, but that’s pretty much-we don’t go out of market very often. We might have one or two out of market deals.

I think we’ve got a deal over in New Orleans, an apartment deal in New Orleans, and we did something up in Denver where we followed some really two of our biggest clients. We followed so it wasn’t like we were taking on somebody over in New Orleans as a new client. It was a Dallas-based client doing something in New Orleans.

Low LTVs, the portfolio has got about a 62% LTV across the board and a bit over 12% yield on debt, so it’s generally really high-quality stuff. Our tracking and monitoring about product type and geography is outstanding. I think we’ve gotten comments from many regulators, since we’ve had virtually all of them regulate us at one point or another, about the quality of our underwriting. So I don’t know how this is playing out for other people but our position remains that at the board level we can go to 350% and we’ve seen nothing or talked to nobody that would indicate that that is anything but doable.

Scott Valentin
Okay, thanks, and then just to follow up, you haven’t made any changes in terms of monitoring underwriting as a result of any of the regulatory guidance that’s out there.

Kevin Hanigan
No, no, we stress test the portfolio twice a year. Our trigger there by policy is now that if cap rates were to go up, we stress test more often, probably four times a year, but that’s the only and again since cap rates have not gone up, we haven’t pulled the trigger. Our policies and procedures have not had to change through any regulatory pressure.

Scott Valentin
Okay, thanks very much.

Kevin Hanigan
You bet.

Operator
Again, if you have a question please press star, then one. And if you are using a speaker phone, please pick up your handset before pressing the keys. Our next question comes from Gary Tenner of DA Davidson. Please go ahead.

Gary Tenner
Thanks, good morning, guys. Had a quick question on Houston commercial real estate. You did provide some detail earlier, but seems like we’ve heard a lot of discussion about leasing in Class A, pricing coming down quite a bit and a lot of sublease pricing even lower. Now I know you don’t focus on Class A, but I would’ve thought there would some kind of impact to the stuff that you do and then in terms of cannibalizing tenants, etc., but your commentary was very positive. So I wondered if you could talk about some of those dynamics.

Kevin Hanigan
Yes, frankly, Gary, I’m surprised that the debt service coverage ratios went up. It was a surprising number as we were putting together the slide deck, and preparing for this call, that was the surprise number. Are we sure we got this right? Somebody go run this math again. That doesn’t seem logical to me.

And as I’ve been out talking throughout the quarter, and I think I talked last quarter, think of the A market. Houston’s way overbuilt in the A space. It’s way overbuilt in the A space. I think vacancy rates are going to 20 before this is over, and they started at 9. And I’d be surprised if they don’t go to 20.

The brand new buildings coming out of the ground need about $40 or $42 to be economic. What’s happening in Houston is you’ve got 18 million square feet of new buildings that came out of the ground. About half of those were spec, and you think about that as being probably 40% pre-lease. So you had 60% of half of that is empty and needs $42 and it needs really big tenants.

Unfortunately the vast majority of the tenants they’re attracting are coming out of other A space, older A space in Houston and leaving behind this shadow space or sublet space. That is generally a $30 market, and then we’ve got the B space that we play in which is a $20 market. So, $40, $30, $20.

I’ve been saying for the better part of six months that I expect that that $30 sublease market, A market, could put pressure on our $20 B market rents, and we haven’t seen it yet. But we were preparing for as low as some of our clients getting pressed down in the mid-teens to keep leases as pressure came from the sublet space. I think the pressure’s coming. I think there has been pressure already, it just hasn’t gotten down to the point where it’s caused us to lose tenancy in the buildings we’re at.

And as I said earlier, as we talked about how did this debt service coverage ratio end up going higher in the energy corridor rather than lower, it was, we’re rolling over leases now that were put on in 2011. We were recovering back then from the crisis, if you will, and lease rates were still pretty low. We’re confident, and we know leases kind of went up in ‘12, ‘13, ‘14, and ‘15, and kind of peaked out, and now they’re coming back down.

They’re coming back down, but they’re still above where they were in ’11, which is driving these higher debt service coverage ratios.

Does that mean it’s over? I don’t think so. I think this could be a couple year situation for the Houston A space market. I still am concerned at some point there is pressure put on the sublet market relative to the B space $20 market, and we are telling our clients, and we’ve been telling them for a while, go ugly early. Don’t lose tenants. Be willing to give up a buck or two and live for another day. You’ve got room. So far, it hasn’t happened. I’m not ruling out it could happen.

Gary Tenner
All right, that’s great color, Kevin, thanks very much.

Kevin Hanigan
You bet.

Operator
This concludes our question and answer session. I would like to turn the conference back over to Mr. Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Thank you all for joining us, a really great quarter for the company. We’re pleased with it. We know we’re in the what have you done for me lately business, so we’re going to go back to work. We’ll see you guys when we’re out on the road. Thank you.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.